April 22, 2009	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES

SECOND QUARTER RESULTS

FOR FISCAL 2009

AND QUARTERLY DIVIDEND

PITTSBURGH, PA – April 22, 2009 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings for the three-month period ended March 31, 2009. Fidelity recorded a net loss of $129,000 or ($0.08) per share (diluted) for the period, compared to net income of $1.2 million or $.38 per share (diluted) in the prior year quarter. The $1.3 million decrease in net income primarily reflects charges of $1.6 million for other-than-temporary impairment (“OTTI”) on certain investment securities. Excluding the impairment charges, net income would have been $1.4 million or $0.39 per share (diluted). The Company’s annualized return on average assets was –0.07% (.74% excluding the OTTI charges) and return on average equity was –1.09% (11.44% excluding the OTTI charges) compared to .64% and 9.79% respectively, for the same period in the prior year. For the six-month period ended March 31, 2009, net income was $1.6 million, or $.45 per share (diluted), compared to $2.0 million or $.67 per share (diluted) in the prior year period. Excluding impairment charges of $1.7 million, net income would have been $3.0 million or $0.92 per share (diluted). Annualized return on assets was .42% (.83% excluding the OTTI charges) and return on equity was 6.93% (13.52% excluding the OTTI charges) for the fiscal 2009 period, compared to .56% and 8.56%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses increased $463,000 or 11.2% to $4.6 million for the three-month period ended March 31, 2009, compared to $4.1 million in the prior year period. For the six months ended March 31, 2009, net interest income before provision for loan losses increased $1.3 million or 16.9% to $9.3 million, compared to $7.9 million in the prior year period.

The provision for loan losses was $320,000 for the three-months ended March 31, 2009 compared to $210,000 in the prior year quarter. The provision for loan losses increased to $875,000 for the six-months ended March 31, 2009, compared to $390,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Non-performing loans and foreclosed real estate were 0.92% of total assets at March 31, 2009, compared to .81% at September 30, 2008. The allowance for loan losses was 57.9% of non-performing loans at March 31, 2009, compared to 59.8% at September 30, 2008.

Other income, excluding the OTTI charges, increased $46,000 or 5.1% to $943,000 for the quarter ended March 31, 2009 compared to $897,000 for the same period last year. The increase for the current quarter primarily relates to an increase in loan service charges and fees of $26,000, an increase in the gains on the sales of loans of $80,000, and an increase in deposit service charges and fees of $16,000, partially offset by a decrease in other operating income of $69,000 (primarily attributed to a decrease in non-insured investment product income of $51,000). For the six months ended March 31, 2009, other income, excluding the OTTI charges, was $1.8 million, relatively flat over the prior year period. While other income, excluding OTTI charges, was relatively unchanged for the six-month period ended March 31, 2009, changes during the period included increases in loan service charges and fees, gains on the sales of loans, and deposit service charges and fees of $38,000, $97,000, and $6,000, respectively, offset by a decrease in other operating income of $139,000.

OTTI charges were $1.6 million during the three-month period ending March 31, 2009; there were no similar charges in the prior fiscal period. The impairment charges relate to the Company’s holdings of the AMF Ultra Short Mortgage Fund and its investment in a pooled trust preferred security. A $1.2 million non-cash impairment charge on the AMF Ultra Short Mortgage Fund resulted from the continuing uncertainty in spreads in the bond market for mortgage related securities. This uncertainty has negatively impacted the market value of the securities in the fund and thus the net asset value of the fund itself. Management of the Company has deemed the impairment of the fund to be other-than-temporary based upon the duration and extent to which the market value has been less than cost, the limitations placed on fund redemptions, and the inability to forecast a recovery in the market value. A $412,000 non-cash impairment charge on an investment in a pooled trust preferred security resulted from several factors, including a downgrade in its credit rating, it’s failure to pass its principal coverage test, indications of a break in yield, and the decline in the net present value of its projected cash flows. Management of the Company has deemed the impairment on the trust preferred security to be other-than-temporary based upon these factors and the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled security. OTTI charges were $1.7 million during the six-month period ending March 31, 2009, compared to $322,000 during the prior year period. The impairment charges in the prior year period related to the Company’s holding of the AMF Ultra Short Mortgage Fund.

Operating expenses for the quarter ended March 31, 2009, increased $136,000 or 4.1% to $3.4 million compared to $3.3 million for the comparable prior year period. For the six-month period in this fiscal year, operating expenses increased $281,000 or 4.4% to $6.7 million, compared to $6.4 million in the prior year period. The operating expense increase for the three-month period ended

March 31, 2009 is primarily attributed to an increase in compensation and benefits expense of $52,000 and an increase in service bureau expenses of $38,000. The operating expense increase for the six-month period ended March 31, 2009 is primarily attributed to an increase in compensation and benefits expense of $107,000, an increase in federal deposit insurance premiums of $69,000, an increase in service bureau expense of $76,000, and an increase in other operating expenses of $75,000, partially offset by a decrease in office occupancy and equipment of $10,000, a decrease in depreciation and amortization of $17,000 and a decrease in foreclosed real estate expense of $21,000.

Provision for income taxes decreased to $269,000 for the three-months ended March 31, 2009, compared to $354,000 in the prior year quarter. For the six months ended March 31, 2009, the provision for income taxes decreased to $244,000 compared to $607,000 for the same period last year. The tax provision for the current fiscal year was significantly impacted by the impairment charges during the fiscal year ended September 30, 2008. On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses. Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008.

Total assets were $720.0 million at March 31, 2009, a decrease of $6.9 million or 1.0% compared to September 30, 2008, anda decrease of $18.7 million or 2.5% compared to March 31, 2008. Net loans outstanding decreased $3.9 million or .84% to $456.9 million at March 31, 2009 as compared to September 30, 2008, and decreased $336,000 or .07% as compared to March 31, 2008. Deposits increased $14.6 million to $431.0 million at March 31, 2009 as compared to September 30, 2008, and increased $8.4 million as compared to March 31, 2008. Short-term borrowings decreased $32.1 million to $126,000 at March 31, 2009 as compared to September 30, 2008, and decreased $19.3 million as compared to March 31, 2008. Long-term debt decreased $128,000 to $118.7 million at March 31, 2009 as compared to September 30, 2008, and decreased $10.3 million as compared to March 31, 2008. Stockholders’ equity was $49.0 million at March 31, 2009, compared to $42.2 million at September 30, 2008 and $47.4 million at March 31, 2008. On December 12, 2008, the Company sold $7 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. In connection with the investment, the Company also issued a warrant to the Treasury, which permits the Treasury to purchase up to 121,387 shares of its common stock at an exercise price of $8.65 per share. The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.07 per share on the Company’s common stock. The dividend is payable May 29, 2009 to stockholders of record May 15, 2009. While the cash dividend is a reduction from the prior quarterly dividend rate of $.14 per share, it represents the 83rd uninterrupted quarterly cash dividend paid to stockholders.

President Spencer commented on the dividend, “The Company’s Board considered very carefully this action and believes it is the appropriate step to take in this uncertain economic environment. We believe that preserving capital is paramount at this time and estimate that this dividend adjustment will retain approximately $850,000 in capital annually.”

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statement for the Three and Six Months End

March 31, 2009 and 2008 - Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Interest income:
Loans	$6,871	$7,156	$13,945	$14,484
Mortgage-backed securities	1,009	977	2,146	1,917
Investment securities	1,474	1,832	3,041	3,755
Deposits with other institutions	2	7	4	12
Total interest income	9,356	9,972	19,136	20,168

Interest expense:
Deposits	2,177	3,040	4,528	6,419
Borrowed funds	2,495	2,707	5,146	5,586
Subordinated debt	102	106	206	243
Total interest expense	4,774	5,853	9,880	12,248

Net interest income before provision
for loan losses	4,582	4,119	9,256	7,920
Provision for loan losses	320	210	875	390
Net interest income after provision
for loan losses	4,262	3,909	8,381	7,530
Other income:
Loan service charges and fees	140	114	266	228
Gain on sale of investment
and mortgage-backed securities	—	7	—	7
Impairment charge on securities	(1,645)	—	(1,720)	(322)
Gain on sale of loans	124	44	154	57
Deposit service charges and fees	342	326	730	724
Other operating income	337	406	643	782
Total other income	(702)	897	73	1,476

Operating expenses:
Compensation and benefits	2,091	2,039	4,018	3,911
Office occupancy and equipment	276	289	512	522
Depreciation and amortization	120	129	242	259
Federal insurance premiums	75	12	94	25
Loss on foreclosed real estate	5	—	10	5
Foreclosed real estate expense	1	3	2	23
Intangible amortization	6	7	12	15
Service bureau expense	113	75	219	143
Other operating expenses	733	730	1,543	1,468
Total operating expenses	3,420	3,284	6,652	6,371

Income before income tax provision	140	1,522	1,802	2,635
Income tax provision	269	354	244	607
Net Income (Loss)	(129)	1,168	1,558	2,028
Preferred stock dividend	106	—	106	—
Amortization of preferred stock discount	15	—	15	—
Net Income (Loss) available to
common stockholders	$(250)	$1,168	$1,437	$2,028

Basic earnings per common share	$(0.08)	$0.39	$0.47	$0.67
Diluted earnings per common share	$(0.08)	$0.38	$0.45	$0.67

Balance Sheets - Unaudited

(In thousands, except share data)

	March 31,	September 30,	March 31,
	2009	2008	2008
Assets:
Cash and due from banks	$6,854	$6,701	$8,553
Interest-earning demand deposits	7,465	4,071	530
Securities available-for-sale	144,523	146,680	167,815
Securities held-to-maturity	66,498	75,404	73,175
Loans receivable, net	456,914	460,786	457,250
Loans held-for-sale	561	225	891
Foreclosed real estate, net	106	170	309
Federal Home Loan Bank stock, at cost	10,034	7,943	7,830
Accrued interest receivable	3,192	3,512	3,701
Office premises and equipment	7,553	6,949	5,653
Other assets	16,645	14,769	13,322
Total assets	$720,345	$727,210	$739,029

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$431,047	$416,414	$422,629
Short-term borrowings	126	32,258	19,450
Subordinated notes payable	7,732	7,732	7,732
Securities sold under agreement to repurchase	105,390	104,003	106,165
Advance payments by borrowers for taxes
and insurance	2,998	1,483	3,096
Long-term debt	118,672	118,800	128,926
Other liabilities	5,392	4,365	3,641
Total liabilities	671,357	685,055	691,639

Stockholders’ equity:
Preferred stock, $.01 par value per share,
5,000,000 shares authorized, 7,000
shares issued	6,655	—	—
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,662,488,
3,647,854, and 3,641,327 shares issued	37	36	36
Treasury stock, 619,129, 619,129, and 619,129 shares	(10,382)	(10,382)	(10,382)
Additional paid-in capital	46,330	45,931	45,795
Retained earnings	12,335	12,268	14,302
Accumulated other comprehensive loss,
net of tax	(5,987)	(5,698)	(2,361)
Total stockholders’ equity	48,988	42,155	47,390

Total liabilities and stockholders’ equity	$720,345	$727,210	$739,029

Other Data:

	At or For the Three Month Period Ended March 31,
	2009	2008

Annualized return on average assets	-0.07%	0.64%
Annualized return on average equity	-1.09%	9.81%
Equity to assets	6.80%	6.41%
Interest rate spread (tax equivalent)	2.41%	2.12%
Net interest margin (tax equivalent)	2.71%	2.44%
Non-interest expense to average assets	1.86%	1.80%
Loan loss allowance to gross loans	0.82%	0.70%
Non-performing loans and real estate
owned to total assets at end-of-period	0.92%	1.67%

	At or For the Six Month Period Ended March 31,
	2009	2008

Annualized return on average assets	0.42%	0.56%
Annualized return on average equity	6.93%	8.57%
Equity to assets	6.80%	6.41%
Interest rate spread (tax equivalent)	2.47%	2.04%
Net interest margin (tax equivalent)	2.73%	2.35%
Non-interest expense to average assets	1.81%	1.74%
Loan loss allowance to gross loans	0.82%	0.70%
Non-performing loans and real estate
owned to total assets at end-of-period	0.92%	1.67%

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